Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 24, 2017, is by and among Halcón Resources Corporation, a Delaware corporation (the “Company”), the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee the Indenture, dated as of February 16, 2017, among the Company, the Guarantors and the Trustee (the “Indenture”), relating to the 6.75% Senior Notes due 2025 (the “Securities”) of the Company;

WHEREAS, pursuant to Section 9.2 and Section 9.5 of the Indenture, with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities, the Company, the Guarantors and the Trustee are authorized to amend or supplement the Indenture (subject to certain exceptions not applicable);

WHEREAS, (a) the consents have been solicited (the “Consent Solicitation”) to this Supplemental Indenture upon the terms and subject to the condition set forth in the Company’s Consent Solicitation Statement, dated July 12, 2017 (the “Consent Solicitation Statement”) and (b) the Company has received, and has delivered to the Trustee evidence of, the consent of the Holders of at least a majority in principal amount of the Securities;

WHEREAS, the Company desires to enter into, and has requested the Trustee to join with it and the Guarantors in entering into, this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture; and

WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel relating to this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.                                      CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      AMENDMENTS TO ARTICLE I OF THE INDENTURE. Section 1.1 of the Indenture is hereby amended to:

a.                                      Add the bold underlined text to the first clause (1) of the definition of “Asset Sale” as set forth below:

(1)                                 the sale, lease, conveyance or other disposition (including, without limitation, by means of a sale and leaseback transaction) of any assets, including, without limitation, any sale of hydrocarbons or other mineral products as a result of the creation of Production Payments and Reserve Sales; provided that the sale, lease conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole (except, in each case, with respect to a Williston Sale other than as provided in Section 4.7(l) hereof) will be governed by Section 4.11 hereof and/or Section 5.1 hereof and not by the provisions of Section 4.7 hereof; and

b.                                      Add the following text to the end of the definition of “Change of Control”:

Notwithstanding the foregoing, a Williston Sale, other than a Williston Sale described in Section 4.7(l) hereof, will conclusively be deemed not to constitute a Change of Control. In the event a Williston Sale is consummated, the Company shall deliver a Williston Sale Notice in respect of such Williston Sale.

c.                                       Delete clause (1) of the definition of “Permitted Liens” in its entirety and replace with the following:

(1)                                 Liens securing Indebtedness under Credit Facilities incurred and classified as existing under Section 4.3(b)(1) of the definition of “Permitted Indebtedness”;

d.                                      Add the following definitions in appropriate alphabetical order:

“Williston Sale” means the sale, conveyance or other disposition, in one or more transactions, whether directly and/or by sale of Capital Stock of one or more Subsidiaries, of (i) of all or substantially all of the Company’s assets located in the States of North Dakota and Montana (the “Williston Assets”) or (ii) of Oil and Gas Properties of the Company and its Restricted Subsidiaries located on the Fort Berthold Indian Reservation of the Three Affiliated Tribes in the State of North Dakota (the “Fort Berthold Assets”) that constitute, or are attributed, more than 30% of (x) net leased acreage, (y) proved crude oil and natural gas reserves calculated in accordance with SEC guidelines (as estimated in good faith most recently by the Company) or (z) net equivalent production of oil, natural gas or other hydrocarbons for the 12 months ended on June 30, 2017, of all of the Williston Properties located on such reservation; and, in each case, which transaction or transactions meets both of the following criteria:

(a)                                 such transaction or transactions are subject to one or more definitive sales or other disposition agreements which have been fully executed and delivered before July 24, 2018 and which in each case shall have been consummated before January 24, 2019; and

(b)                                 immediately following consummation of the first such Williston Sale, the sum of (A) cash and cash equivalents of the Company and its Restricted Subsidiaries plus (B) undrawn borrowings then available from Credit Facilities less the sum of (x) 103% of the Target Amount (as defined in clause (j) of Section 4.7) plus (y) the amount of then outstanding principal of the Company’s 12.0% Second Lien Secured Senior Notes due 2022 plus the amount of  redemption premium applicable to such outstanding notes assuming a redemption in full of such notes within 60 days of the Williston Sale Date in accordance with the terms of the indenture governing such notes, equals at least $400.0 million;

provided, that neither the sale of Capital Stock of the Company nor any merger or consolidation of the Company shall in any event constitute a Williston Sale. For purposes of this definition, all transactions involving the sale, conveyance or other disposition, whether directly and/or by sale of Capital Stock of one or more Subsidiaries, of the Williston Assets (including, but not limited to, the Fort Berthold Assets), shall be aggregated for purposes of determining whether such transaction(s) falls within the foregoing clauses (i) and/or (ii).

“Williston Sale Date” means the date on which a Williston Sale is consummated.

“Williston Sale Notice” means a notice delivered by the Company, in the form of an  Officers’ Certificate to the Trustee, no later than two Business Days following the first Williston Sale Date briefly describing such Williston Sale and identifying the Williston Sale Date.

3.                                      AMENDMENTS TO ARTICLE IV OF THE INDENTURE.

a.                                      Clause (i) of Section 4.3(b)(1) of the Indenture is hereby amended to read as follows:

(i)                                     $900.0 million; provided, that from and after the consummation of the first Williston Sale, this amount shall be $350.0 million

b.                                      Section 4.3(c)(2) of the Indenture is hereby amended to read as follows:

(2)               all Indebtedness outstanding on the date of this Indenture under the Credit Agreement shall be deemed initially incurred on the Issue Date under clause (1) of paragraph (b) of this Section 4.3 and not paragraph (a) of this Section 4.3;

c.                                       Section 4.4(b) of the Indenture is hereby amended to add the following provisions at the end thereof:

Notwithstanding the provisions of the foregoing Section 4.4(b), from and after the first Williston Sale Date:

(i)                                     each reference to the term “Issue Date” in Section 4.4(b) above shall instead be deemed to be a reference to the first Williston Sale Date;

(ii)                                  the reference in Section 4.4(b)(3)(A) to “January 1, 2017” will be deemed to refer to the beginning of the fiscal quarter in which the first Williston Sale Date occurs; and

(iii)                               a new clause (E) will be deemed to have been added after Section 4.4(b)(3)(D) (replacing the period at the end of clause (D) with a semi-colon and preceding clause (E) by the word “plus”) as follows:

“(E)                          the lesser of (i) $250.0 million and (ii) the amount that would have been available for Restricted Payments under this clause (b)(3) of Section 4.4 immediately prior to consummation of the first Williston Sale (assuming compliance with clauses (1) and (2) of Section 4.4(b)).”

d.                                      Sections 4.4(c)(13) and (14) of the Indenture are hereby amended in their entirety to read as follows:

(13)                          payments made by any Person other than the Company or any Restricted Subsidiary to the stockholders of the Company in connection with or as part of a merger or consolidation that constitutes a Change of Control giving rise to the right of each Holder of Securities to require the Company to make a Change of Control Offer under Section 4.11 of this Indenture; or

(14)                          other Restricted Payments not to exceed (x) until consummation of the first Williston Sale, $50.0 million in the aggregate since the Issue Date and (y) thereafter, $25.0 million in the aggregate since the Issue Date.

e.                                       Section 4.7(b) of the Indenture is hereby amended to add the bold underlined text set forth below and read as follows:

(b)                                 Except with respect to a Williston Sale (in which case the Company will be required to make a Williston Sale Offer in accordance with Section 4.7(j) of this Indenture), within the later of (x) one year after the date of receipt of any Net Proceeds from an Asset Sale and (y) six months after the date of an agreement entered into within such one-year period committing the Company to make an acquisition or expenditure referred to in clauses (2) or (3) below, the Company may apply such Net Proceeds at its option, in any one or more of the following:

f.                                        Section 4.7 of the Indenture is hereby amended to add the following as new clauses (j), (k) and (l) thereto:

(j)                                    Upon the consummation of the first Williston Sale, (i) the Company shall deliver a Williston Sale Notice to the Trustee within two Business Days of the consummation of the Williston Sale and (ii) no later than 10 Business Days after the Williston Sale Date, the Company will make an offer (the “Williston Sale Offer”) to all Holders of Securities to purchase for cash up to the sum of (x) 50% of aggregate principal amount of the Securities outstanding at commencement of such offer and (y) 50% of aggregate cash Net Proceeds (which, solely for purposes of this clause (j), will not reflect any reduction for taxes paid or payable as a result of the Williston Sale or amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Williston Sale) received by the Company or any of its Restricted Subsidiaries in respect of the Williston Sale in excess of $1.4 billion (such sum constituting the “Target Amount”) at an offer price equal to 103.0% of principal amount plus accrued and unpaid interest, if any, to the date of purchase. A Williston Sale Offer may be made in advance of a Williston Sale and conditioned on and subject to the consummation of such Williston Sale. Any proceeds of a Williston Sale that remain after consummation of a Williston Sale Offer may be used by the Company or its Restricted Subsidiaries for any purpose not otherwise prohibited by this Indenture, and shall not be subject to the requirements of clauses (b) or (c) of this Section 4.7.  If the aggregate principal amount of Securities tendered into such Williston Sale Offer exceeds the Target Amount, the Trustee shall select the Securities to be purchased on a pro rata basis in minimum denominations of $2,000 principal amount or multiples of $1,000 in excess thereof.

In connection with a Williston Sale Offer, the Company will send a notice to each Holder briefly describing the transaction or transactions that constitute the Williston Sale and offering to repurchase Securities as required above that are validly tendered prior to the close of business on the last Business Day prior to the purchase date specified in such notice (the “Purchase Date”), which date will be no earlier than 30 days nor later than 60 days from later of the date such notice is mailed or the Williston Sale Date, pursuant to the procedures required by this Indenture and described in such notice, provided that if the Williston Sale Offer is made in advance of the Williston Sale Date, the Purchase Date may be deferred until the date on which the Williston Sale is completed. On the Purchase Date, the Company will, to the extent lawful, accept for payment all Securities or portions thereof properly tendered pursuant to the Williston Sale Offer, subject to proration as described above, deposit with the Paying Agent an amount equal to the required purchase price for Securities accepted for purchase in such Williston Sale Offer, and deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions thereof being purchased by the Company. The Paying Agent will promptly pay (or cause to be transferred through the facilities of the Depositary) to each Holder of Securities so tendered and not withdrawn and accepted for payment in accordance with this Section 4.7(j), the required purchase price for such tendered Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any, by such Holder; provided that each such new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. If the Purchase Date is after the taking of a record of the Holders on a record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a purchased Security is registered on such record date, and no other interest will be payable to Holders who tender Securities pursuant to the Williston Sale Offer. The provisions of clauses (h) and (i) of this Section 4.7 shall apply to a Williston Sale Offer as though it were an Asset Sale Offer.

(k)                                 Upon the consummation of the first Williston Sale, the Company or its Restricted Subsidiaries shall, on or before 90 days after the Williston Sale Date, redeem, repurchase, retire, or otherwise satisfy and discharge, all of the Company’s 12.0% Second Lien Secured Senior Notes due 2022 then outstanding.

(l)                                     Any transaction that, on its own or together with other transactions, (x) constitutes a Williston Sale under clause (i) of the “Williston Sale” definition and

(y) would result in the Company or any of its Restricted Subsidiaries receiving less than $1.2 billion in aggregate cash Net Proceeds (which, solely for purposes of this clause (l), will not reflect any reduction for taxes paid or payable as a result of the Williston Sale or amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Williston Sale) from such transaction or transactions, is subject to Section 4.11 hereof and/or Section 5.1 hereof, notwithstanding any other provisions herein to the contrary.

4.                                      AMENDMENTS TO ARTICLE V OF THE INDENTURE.  Section 5.1 of the Indenture is hereby amended to add the following as a new clause (d):

(d)                                 Notwithstanding the foregoing, a Williston Sale, other than a Williston Sale described in Section 4.7(l) hereof, will conclusively be deemed not to constitute a “sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole” for purposes of Section 5.1(a) or 5.2 of this Indenture or a “transfer of all or substantially all of the properties of or assets of the Company” pursuant to Section 5.1(b) of this Indenture.

5.                                      AMENDMENTS TO ARTICLE X OF THE INDENTURE.  Section 10.9 of the Indenture is hereby amended to add the following text to the end of Section 10.9(a):

The provisions of this Section 10.9(a) shall not apply to a Williston Sale.

6.                                      AMENDMENTS TO ARTICLE XI OF THE INDENTURE.  Section 11.10 of the Indenture is hereby amended to add the following text to the end of Section 11.10:

For purposes of this Section 11.10, the purchasing or acquiring Person in any Williston Sale will be deemed not to be a successor of the Company or any Guarantor.

7.                                      EFFECTIVENESS. The amendments set forth in this Supplemental Indenture shall become operative only upon the satisfaction or waiver of all conditions set forth in the Company’s Consent Solicitation Statement, including payment of the Consent Fee (as defined therein). The Company shall notify the Trustee promptly after the satisfaction or waiver of all conditions to the Consent Solicitation.

8.                                      NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

9.                                      COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

10.                               EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

11.                               THE TRUSTEE. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be liable in connection therewith.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HALCÓN RESOURCES CORPORATION
By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

GUARANTORS:

HALCÓN ENERGY PROPERTIES, INC.
HALCÓN FIELD SERVICES, LLC
HALCÓN HOLDINGS, INC.
HALCÓN OPERATING CO., INC.
HALCÓN RESOURCES OPERATING, INC.
HALCÓN LOUISIANA OPERATING, L.P.
	By:	HALCÓN GULF STATES, LLC,
its General Partner
HALCÓN GULF STATES, LLC
HRC ENERGY LOUISIANA, LLC
HRC ENERGY, LLC
HRC OPERATING, LLC
HRC ENERGY RESOURCES (WV), INC.
HALCÓN ENERGY HOLDINGS, LLC
HALCÓN WILLISTON I, LLC
HALCÓN WILLISTON II, LLC
HRC PRODUCTION COMPANY
HK OIL & GAS, LLC
HK ENERGY OPERATING, LLC
HK LOUISIANA OPERATING, LLC
HK ENERGY, LLC
HK RESOURCES, LLC
THE 7711 CORPORATION
HALCÓN PERMIAN, LLC

By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to 6.75% First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Steven A. Finklea, CCTS
	Name:	Steven A. Finklea, CCTS
	Title:	Vice President

[Signature Page to 6.75% First Supplemental Indenture]